CONFIDENTIAL-SPECIAL HANDLING	Exhibit 10.71

November 11, 2008

Mr. David Drinkwater

195 The West Mall

Toronto, Ontario

M9C 5K1

Dear David:

This letter (“Agreement”) records the arrangements between you and Nortel Networks Limited (“NNL”) concerning the cessation of your employment. The Agreement shall bind and inure to the benefit of each party and their respective heirs, successors and assigns. You acknowledge that this Agreement contains modifications to the arrangements provided to you in an earlier document on or about October 16, 2008 concerning the cessation of your employment.

1.	As used in this Agreement, the term “Corporation” shall mean Nortel Networks Corporation (“NNC”), its subsidiaries and affiliates, their successors and assigns, and all of their past and present officers, directors, employees and agents (in their individual and representative capacities), in every case, individually and collectively.

2.	You will cease to act as Chief Legal Officer of NNC and NNL effective December 31, 2008 and, you will be appointed Senior Advisor of NNC and NNL effective January 1, 2009. Effective as of the close of business on February 28, 2009, your active employment relationship with the Corporation will cease (the “Employment Termination Date”) unless otherwise extended beyond February 28, 2009 by mutual agreement between you and the Corporation. You will cease to act as an officer and/or director of the Corporation and any of the Corporation’s subsidiaries and affiliates on February 28, 2009, and the Corporation will take all necessary steps to remove you from all such positions.

3.

You understand and agree that your designation of Reporting Insider pursuant to Corporate Policy 320.28 of the Corporation (and under applicable Canadian/U.S. securities legislation for Reporting Insiders), shall cease effective 12:01 a.m. on March 1, 2009. Notwithstanding the fact that you no longer have this designation, if you are in possession of material non-public information relating to the Corporation, you are prohibited from trading in securities of the Corporation (or informing another person of the material non-public information) in accordance with applicable laws. You further understand that you are required to amend your insider profile within 10 days of February 28, 2009 on the Canadian System for Electronic Disclosure by Insiders (SEDI) to indicate that you are no longer a Reporting Insider of the Corporation. You should contact the Insider Reporting Department at (905) 863-1220 and fax (905) 863-8524 for assistance in amending the SEDI profile.

4.	Conditional upon your compliance with all terms and conditions of this Agreement, including, without restriction, paragraph 9 of this Agreement, the Corporation shall:

(Severance Allowance)

(a)	pay you the sum of CAD$21,153.85 (Canadian dollars) bi-weekly, less applicable deductions, for the period commencing on March 1, 2009 and terminating August 31, 2010 (“Salary Continuation Period”);

(Vacation Benefit)

(b)	pay you, on or before March 31, 2009 a lump sum amount equivalent to 14 days of base salary representing all of your current accrued but unused vacation benefit, with no further vacation accrual subsequent to February 28, 2009;

(2008 Nortel Networks Limited Annual Incentive Plan (“AIP”))

(c)	determine your eligibility for any AIP payment for calendar year 2008 in accordance with the terms and conditions of the 2008 AIP. Any payment under the Plan will be determined by the Corporation based on the terms and conditions of the Plan applicable to you as of this date, applying the corporate performance data applicable to all other participants. Eligibility shall not be construed as a right to any payment. In accordance with the AIP, you will not be eligible for any AIP payment for calendar year 2009 or any year thereafter;

(Pension benefits)

(d)	continue your participation and the related matching by the Corporation in the Capital Accumulation and Retirement Program (CARP) during the Salary Continuation Period, pursuant to the terms of the Northern Telecom Managerial and Non-Negotiated Pension Plan (the “Pension Plan”) and the changes to the Pension Plan which became effective January 1, 2008. Your final Pension Plan benefits will be calculated in accordance with the Pension Plan provisions that apply to you as of the date of determination;

(Long Term Incentives)

(e)	consider you ineligible for consideration for any future grant(s) of stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”). Stock options and RSUs previously granted to you will continue to vest during the Salary Continuation Period in accordance with the provisions of such plans. Your rights with respect to any outstanding stock options and RSUs will continue to be determined in accordance with the applicable Nortel equity plans and applicable Instruments of Grant and/or Instruments of Award. Subject to any applicable trading restrictions that may restrict your ability to trade Nortel securities, you will have the right to exercise any vested Nortel stock options or have any vested RSUs settled as set forth in Exhibit A in accordance with the terms of the applicable instruments of grant/award, equity plan(s) and any other relevant documents governing the options and RSUs. In addition, you acknowledge that, in certain circumstances, you agree that you will, if required by Nortel in its sole discretion, pay to Nortel an amount in cash equal to; (i) the amount by which the market value of the shares on the date of exercise of the options exceeds the exercise price (in the case of options); and (ii) the amount (subject to certain adjustments) equal to the number of RSUs that vested during the applicable period multiplied by the market value of the shares on the applicable settlement date (in the case of RSUs), all in accordance with the terms of the applicable instruments of award/grant and any other documents that govern. All outstanding unvested PSU’s previously granted to you shall be forfeited and cancelled for no consideration in accordance with the applicable equity plan and instrument of award;

(Investment Plan)

(f)	following your completion of the necessary documentation, distribute your account balance in accordance with the provisions of the Nortel Networks Investment Plan. Your right to contribute to and participate in the Investment Plan will cease at the end of the Salary Continuation Period;

(Income Tax Preparation)

(g)	pay the cost of personal income tax preparation by a service provider selected by you for the tax years 2008, 2009 and 2010; and.

(Taxation)

(h)	with respect to any monies or monetary equivalents to be paid hereunder, in its reasonable discretion withhold appropriate amounts concerning any and all applicable federal and provincial taxes.

(Independent Legal Advice)

(i)	pay the cost of independent legal advice relating to this agreement to a maximum of $5,000.

5.	All of the Corporation’s compensation, benefits and perquisites not expressly extended to or preserved for you pursuant to this Agreement shall be terminated effective 12:01 a.m., March 1, 2009.

6.	Regardless of whether you comply with this Agreement, the Corporation shall indemnify you, and advance any reasonable legal fees and expenses, to the extent permitted by, and in accordance with, section 124 of the Canada Business Corporations Act (the “CBCA”) and the Corporation’s By-Laws (the “By-Laws”). You shall repay such fees and expenses if and to the extent it is determined that you do not fulfill the conditions set forth in subsection 124(3) of the CBCA or the By-Laws. Subject to and without limiting the foregoing, the Corporation’s legal counsel will represent you in respect of any civil, criminal, administrative, investigative (including any internal investigation or independent review being conducted by the Corporation’s Board of Directors or a Committee thereof) or other proceeding in Canada, the United States or other applicable jurisdiction in which you are involved (including as a witness) because of your association with the Corporation (hereinafter, the “Matter”). However, in the event that the Corporation’s counsel cannot represent you in the Matter because of a conflict, the Corporation agrees to advance monies to pay your reasonable and actual legal expenses in the Matter provided that you will not settle the Matter, retain defense counsel or expert witnesses or consultants, or incur any defense costs without obtaining the prior written consent of the Deputy General Counsel and Corporate Secretary, which consent will not be unreasonably withheld.

7.	It is agreed and understood that for the purposes of the Nortel Networks Corporation Change in Control Plan (“CIC Plan”), “Termination Date” as defined in the CIC Plan is February 28, 2009. In the event that in the 30 day period after February 28, 2009, you become eligible for the Entitlements (as defined under the CIC Plan) provided under the CIC Plan, this Agreement shall cease and be replaced by the terms and conditions of the CIC Plan.

8.	You shall reconcile and settle your employee expense account, and any advances made to you by the Corporation, as soon as possible, but in any event no later than March 31, 2009 and the Corporation shall in the normal course reimburse you for any business expenses incurred by you through the Employment Termination Date.

9.	You shall continue to maintain the confidentiality of all of the Corporation’s trade secrets and confidential or proprietary commercial, technical or other information; and specifically you agree that you shall not at any time during or following your employment with the Corporation, disclose, other than to the Corporation’s authorized personnel, or otherwise use for non-Corporation purposes, any confidential or proprietary information (whether or not a trade secret) relating to an activity of the Corporation. You shall also continue to maintain the confidentiality of any dealings, transactions or affairs of the Corporation which may have come to your knowledge in any manner during your employment.

Further, you agree not to reveal, disclose, or cause to be revealed or disclosed, anything with respect to the Corporation that is injurious or harmful of any of its interests, or the interests of its employees, officers or directors. In addition, during the period March 1, 2009 through to the end of the Salary Continuation Period, you:

(i)	shall issue no public statement on the business affairs, policies or the like of the Corporation without the prior written consent of the Deputy General Counsel and Corporate Secretary and, without limiting the foregoing, you shall not in any way disparage the Corporation or any director, officer and/or employee of the Corporation from the date of receipt of this Agreement to and including the last day of the Salary Continuation Period; and

(ii)	shall not, on behalf of yourself or others, directly or indirectly, recruit, induce or solicit or attempt to recruit, induce or solicit any individual who is supplying services to the Corporation, whether as an employee, contractor, consultant or otherwise, to terminate their employment or contractual arrangements with the Corporation; and

(iii)	shall not become an employee, contractor, consultant, representative or in any manner or capacity accept any assignment, project or work for a company in competition with the Corporation, without the prior written approval of the Deputy General Counsel and Corporate Secretary, provided that such approval shall not be unreasonably withheld.

The Corporation, on its own behalf and on behalf of its employees, officers and directors agrees not to reveal, disclose or cause to be revealed or disclosed, anything with respect to you that is injurious or harmful to any of your interests and, without limiting the foregoing, shall not in any way disparage you.

Nothing in this Agreement or otherwise shall prevent you or the Corporation from (x) responding to incorrect, disparaging or derogatory statements to the extent reasonably necessary to correct or refute such statement or (y) making any truthful statement to the extent necessary in connection with the circumstances covered by clauses (i), (ii) and (iii) of the next paragraph.

Notwithstanding any of the foregoing, the provisions of this paragraph 9 shall not apply (i) when disclosure is required by law or by any court, or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you or the Corporation to disclose or make accessible any such information, (ii) with respect to any litigation involving this Agreement or any other agreement between you and the Corporation, (iii) in connection with any assistance provided by you pursuant to paragraph 12 hereof or (iv) as to information that becomes generally known to the public or within the relevant trade or industry other than due to a violation of this paragraph 9.

Also, you hereby acknowledge and agree that until your Employment Termination Date you, as a senior executive of Nortel, are expected to continue to perform your responsibilities at an exemplar level while displaying the highest professional standards.

10.	The Corporation’s obligations under paragraphs 4(a), (c), (d), (e), (f) and (g) will terminate forthwith if you become an employee, consultant, contractor or representative of any direct competitor of the Corporation unless the Deputy General Counsel and Corporate Secretary provides prior written approval of such engagement.

11.	Upon the occurrence of any contingency which may affect your rights in or to any subsequent payment or benefit, or affects the Corporation’s rights under this Agreement, including without limitation, your obtaining new employment, you shall, within ten (10) days of such occurrence, provide written notice to the Corporation of that event. Such notice shall be sent in writing to the Deputy General Counsel and Corporate Secretary. Subject to paragraph 10 above, and provided that you are in compliance with this Agreement, it is understood that you are under no duty to mitigate, and no remuneration or benefits earned by or paid to you during the Salary Continuation Period shall affect the obligations of the Corporation to make the payments, or provide the benefits, to you contemplated by this Agreement.

12.

You shall make available to the Corporation, upon reasonable notice and at a time convenient to you, advice, assistance and information that shall include, but not be limited to, offering and explaining evidence, providing sworn statements, participation in discovery, and trial preparation testimony as may be deemed necessary by the Corporation concerning the Corporation’s position in any legal proceedings involving issues brought against or initiated by the Corporation of which you have knowledge. In the event it is necessary for you to provide the aforementioned services, then the Corporation shall reimburse you for authorized, reasonable and documented travel expenses, including, but not limited to, transportation, lodging and meals. The

Corporation acknowledges that attorneys’ fees and associated expenses are reimbursable if the assistance you provide is related to any Matter, as set forth in paragraph 6 hereof.

13.	Prior to your Employment Termination Date, you shall return to the Corporation any and all property of the Corporation that was in your possession and/or subject to your control, whether such material shall be written instruments or tapes in electronic and/or recorded format.

Nortel Networks Corporate Procedure 206.01 states that “all documents, messages or data composed, sent, or received through the network of Nortel Networks in any form are and remain at all times the property of Nortel Networks”. In addition, all work product that you have produced during your employment with the Corporation is the property of the Corporation. Therefore, all information, (however recorded or stored) (“Information”) in your possession and/or that you have created in the course of your employment with the Corporation (whether or not currently in your possession or control) is the property of the Corporation. Information does not include copies in your possession of your records of employment and/or financial dealings between you and the Corporation.

The Corporation is a party to certain civil lawsuits and other investigations and may need access to certain Information for those matters as well. Therefore, you took affirmative steps to preserve all applicable information in your possession, custody and control (including information controlled by your assistant, if any), have left all such information in the possession and custody of the Corporation, and do not have any other Information that is not in public domain in your possession or custody.

The Information will be used by the Corporation for general business purposes and may also be provided to regulatory authorities in response to their requests or disclosed in any relevant private litigation to which the Corporation is a party. Also, the Information may be used by and provided to entities within the Corporation’s group of companies and/or the Corporation’s external advisors. In some instances, the recipients of this Information will be located outside your geographic area. To the extent that the information contains any personal information, you consent to the collection, transfer and disclosure of that information by the Corporation to subsidiaries and affiliates of the Corporation, third parties and regulatory authorities within and outside of your geographic area for the purposes set out above, and the Corporation shall advise you of any such transmittal.

14.

In consideration of the monies and other benefits to be provided to you as set forth herein, you hereby fully and completely release the Corporation, its subsidiaries and affiliates, and their respective directors, officers and employees, to the extent permitted by law, from any and all real or pretended claims, causes of actions, rights, damages or injuries of any nature whatsoever you may have had or now have, whether known or unknown, (except for promises and commitments contained or preserved herein), arising from or connected with your employment with the Corporation or the termination thereof, including any and all such claims, causes of action, rights, damages or injuries arising under any statute, including, without limitation, the applicable labour legislation in Ontario or at common law. Furthermore, you understand that this release shall be binding upon you and your heirs, administrators, representatives, executors, successors, and assigns and its enforceability shall not be challenged.

You acknowledge that you have read this letter and that you understand all of its terms and have executed it voluntarily with full knowledge of its significance. Further, you acknowledge that you have had an adequate opportunity to review and consider the arrangements, including at your discretion, the right to discuss this Agreement with legal counsel of your choice. Also, you acknowledge that you understand you are hereby granting to the Corporation a full and final release as set forth above. In addition, you agree that your receipt of payments and benefits described in this Agreement are contingent upon you executing on or promptly following the Employment Termination Date, and returning to Deputy General Counsel and Corporate Secretary, a release in the Form of Exhibit B, which is attached and made a part of this Agreement.

15.	This Agreement constitutes the entire understanding of the parties with respect to your employment, including the cessation of your employment, and there are no promises, understandings or representations other than those expressly set forth or preserved herein. This Agreement may be modified only with a written instrument duly executed by you and the Corporation.

16.	This Agreement shall be governed by the laws of Ontario, Canada without regard to any provisions concerning conflict of laws. This Agreement may be delivered by facsimile and executed in counterparts, all of which, taken together, shall constitute one and the same original instrument.

17.	The parties agree that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

18.	If you have not returned an executed copy of this Agreement, by facsimile or the original, to Deputy General Counsel and Corporate Secretary by the close of business on November 28, 2008, then the terms and conditions set forth in this Agreement shall be withdrawn as of that time and date.

19.	References to the Deputy General Counsel and Corporate Secretary contained herein shall mean, as applicable, the Deputy General Counsel and Corporate Secretary prior to December 31, 2008 and the Chief Legal Officer after December 31, 2008.

Please acknowledge that the foregoing correctly and completely sets forth your understanding of the arrangements, and your acceptance hereof, by signing, dating and returning to Deputy General Counsel and Corporate Secretary, the attached second copy of this Agreement.

Yours truly,

/s/ Mike S. Zafirovski
Mike S. Zafirovski

For and on behalf of Nortel Networks Limited

/s/ Gordon A. Davies
Gordon A. Davies
Deputy General Counsel and Corporate Secretary

/s/ David Drinkwater
David Drinkwater

Date	November 20, 2008

Attach. Second copy of this Agreement

EXHIBIT A

David Drinkwater - Outstanding Equity as of February 28, 2009

Award	Grant Date	Plan	Number of Units Granted	Number of Units (Outstanding as of Dec 31, 2008)	Strike Price ($CAD)	Vesting		Termination Treatment
						Date	Amount	Date	Vested		Forfeit	Expiry
PSU-SRs	14-Jun-06	2005 SIP	11,500	11,500	n/a	1-Jan-09	11,500		TBD	(1)		n/a
	21-Mar-07	2005 SIP	13,500	13,500	n/a	1-Jan-10	13,500	14-Apr-09 (2)			13,500
	3-Mar-08	2005 SIP	22,975	22,975	n/a	31-Jan-11	22,975	14-Apr-09 (2)			22,975
PSU-OMs	3-Mar-08	2005 SIP	22,975	22,975	n/a	1-Jan-11	22,975	14-Apr-09 (2)			22,975
RSU	19-Dec-05	2005 SIP	14,200		n/a	19-Dec-08	4,734
	14-Jun-06	2005 SIP	11,500	3,834	n/a	14-Jun-09	3,834	14-Jun-09	3,834			n/a
	21-Mar-07	2005 SIP	13,500	9,000	n/a	21-Mar-09	4,500	21-Mar-09	4,500			n/a
						21-Mar-10	4,500	21-Mar-10	4,500			n/a
	3-Mar-08	2005 SIP	15,600	15,600	n/a	3-Mar-09	5,200	3-Mar-09	5,200			n/a
						3-Mar-10	5,200	3-Mar-10	5,200			n/a
						3-Mar-11	5,200	31-Aug-10			5,200
Options	19-Dec-05	2000	10,000	10,000	37.40	vested	7,500	vested	7,500			30-Aug-13
						19-Dec-09	2,500	19-Dec-09	2,500			30-Aug-13
	14-Jun-06	2005 SIP	20,000	20,000	23.60	vested	10,000	vested	10,000			29-Nov-10
						14-Jun-09	5,000	14-Jun-09	5,000			29-Nov-10
						14-Jun-10	5,000	14-Jun-10	5,000			29-Nov-10
	21-Mar-07	2005 SIP	27,100	27,100	29.90	vested	6,775	vested	6,775			29-Nov-10
						21-Mar-09	6,775	21-Mar-09	6,775			29-Nov-10
						21-Mar-10	6,775	21-Mar-10	6,775			29-Nov-10
						21-Mar-11	6,775	31-Aug-10			6,775
	3-Mar-08	2005 SIP	62,550	62,550	8.21	3-Mar-09	15,637	3-Mar-09	15,637			29-Nov-10
						3-Mar-10	15,638	3-Mar-10	15,638			29-Nov-10
						3-Mar-11	15,637	31-Aug-10			15,637
						3-Mar-12	15,638	31-Aug-10			15,638
Total			245,400	219,034					104,834		102,700

Notes:

(1)	PSU-SR vesting subject to the CHRC determining the percentage of target payout, if any, based on the level of achievement of the performance
(2)	Upon termination, unvested PSUs remain outstanding and do not forfeit until April 14, 2009 to address the change in control 30 day look back.